Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
	Class A
Limited Duration	1.05%	January 31, 2017
High Quality Bond
Fund	Advisor Class
	0.75%

	Institutional Class
	0.60%

Attachment A amended: January 31, 2016

FIRST INVESTORS INCOME FUNDS

By:
Name:	William Lipkus
Title:	President

FORESTERS INVESTMENT MANAGEMENT
COMPANY, INC.

By:
Name:	William Lipkus
Title:	President